UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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IMMUCOR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMMUCOR, INC.
3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia 30091-5625

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Immucor, Inc., which will be held at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia, 30092, on November 15, 2007, at 1:30 p.m., local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy. If you decide to attend the annual meeting and vote in person, you will of course have that opportunity.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Immucor, Inc.

Sincerely,
/s/ JOSEPH E. ROSEN
JOSEPH E. ROSEN
Chairman of the Board of Directors
September 20, 2007

2007 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMMUCOR, INC.
3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia 30091-5625

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 15, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders (the “Meeting”) of Immucor, Inc. (the “Company”) will be held on Thursday, November 15, 2007, at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092 for the following purposes:

1.                To elect eight directors to each serve until the Company’s next annual meeting of shareholders, or until their respective successors are duly elected and qualified;

2.                To transact such other business as properly may come before the Meeting or any adjournment thereof.

Information relating to the above matters is set forth in the Proxy Statement accompanying this Notice. Only holders of record of the Company’s Common Stock at the close of business on September 7, 2007 will be entitled to receive notice of and to vote at the Meeting or at any adjournment thereof.

A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed envelope. If you attend the Meeting, you may, if you wish, revoke your Proxy and vote in person.

By Order of the Board of Directors,
/s/ PHILIP H. MOISE
Philip H. Moise,
Secretary
September 20, 2007

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND THE MEETING AND VOTE IN PERSON.

IMMUCOR, INC.
3130 Gateway Drive
P.O. Box 5625
Norcross, GA 30091-5625

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
NOVEMBER 15, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Immucor, Inc. (“Immucor” or the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held on Thursday, November 15, 2007, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company.

The Annual Meeting will be held at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092. It is anticipated that this Proxy Statement and the accompanying Proxy will be first mailed to shareholders on or about October 9, 2007. A copy of the Company’s 2007 Annual Report is being mailed to the Company’s shareholders along with this Proxy Statement.

The record date for shareholders entitled to vote at the Meeting is the close of business on Friday, September 7, 2007. As of the close of business on August 31, 2007, the Company had approximately 69,922,023 shares outstanding and eligible to be voted of Common Stock, $0.10 par value (“Common Stock”), with each share entitled to one vote.

The Meeting will be held if a quorum exists. The presence, in person or by proxy, of shareholders entitled to cast votes for a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the Meeting. Broker non-votes (i.e., shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers) and abstentions will be counted only for purposes of determining whether a quorum is present at the Meeting, assuming a validly executed proxy is submitted.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•       FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors” on the next page.

In addition, if other matters come before the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. Immucor has not received notice of other matters that may properly be presented at the Meeting. You may revoke your proxy at any time prior to the start of the Meeting by (1) submitting a later-dated proxy, (2) voting in person at the Meeting, or (3) delivering notification of revocation to the Secretary of the Company at 3130 Gateway Drive, P.O. Box 5625, Norcross, GA 30091-5625, in each case in the manner noted on the accompanying proxy card.

The affirmative vote of a plurality of the shares represented and voted at the Meeting will be required for the election of directors. For purposes of proposals requiring a plurality or a majority of the votes actually cast at the Meeting, broker non-votes and abstentions will not be counted. Therefore, broker non-votes and abstentions will not have any effect on the outcome of the vote for the election of directors. For purposes of proposals requiring the affirmative vote of a majority of the outstanding shares of Common

Stock, a broker non-vote or abstention will have the same effect as a vote against the matter being voted upon.

Shareholders of the Company do not have any right to cumulate their votes for the election of directors.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Meeting, eight directors, constituting the entire board of directors of the Company (the “Board of Directors”) will be elected to hold office until the annual meeting of shareholders held in the year 2008. Despite the expiration of a director’s term, he shall continue to serve until his successor is duly elected and qualified or there is a decrease in the number of directors.

Directors will be elected by a plurality of the shares present and voting at the meeting. A plurality means that the eight nominees who receive the largest number of votes are elected as directors. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

The following eight persons were nominated for reelection by the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee. All nominees were elected at the 2006 Annual Meeting except for, Jack Goldstein, Ph.D., who was appointed by the Board of Directors effective December 2006 to fill a vacancy. Each of these eight nominees has agreed to be identified in this proxy statement and to serve if elected. The nominees, their ages, the years in which they began serving as directors and their business experience are set forth below. The Board has determined that Messrs. Bowers, Goldman, Goldstein, Harris, Hoketsu and Rosen are each “independent” as defined by the rules of the Nasdaq Stock Market.

			Director
Name	Age	Position with Company	Since
Joseph E. Rosen	64	Director (Chairman of the Board of Directors)	1998
Roswell S. Bowers	58	Director	2001
Dr. Gioacchino De Chirico	54	Director; President and Chief Executive Officer	1994
Ralph A. Eatz	63	Director; Senior Vice President—Chief Scientific Officer	1982
Michael S. Goldman	46	Director	2006
Dr. Jack Goldstein	60	Director	2006
John A. Harris	56	Director	2003
Hiroshi Hoketsu	66	Director	2005

Joseph E. Rosen has been a director of the Company since its founding in 1982, except for a three-year hiatus from 1995-98, and has served as Chairman of the Board of Directors since September 2006. He has served as Director—Business Development and Planning for BioLife Plasma Services since 2002. Previously, Mr. Rosen had been employed in various capacities at Sera-Tec Biologicals since its inception in 1969, ultimately serving as its president from 1986 until 2001. Mr. Rosen is currently serving as Chairman of the Board of the PPTA Source, the plasma collection industry trade group, and has been a member of the board of directors of several public and private health care companies. He has over 35 years of experience in the blood banking industry.

Roswell S. Bowers has been a director of the Company since December 2001. Mr. Bowers has extensive experience in the financial services industry. He began his career in 1971 with Citizens & Southern National Bank, a predecessor of NationsBank and Bank of America. He held a variety of leadership positions in commercial, corporate and international banking during his career. He retired from Bank of America in 2001, where his most recent position was Executive Vice President and National Commercial Credit Process Executive. Prior to his retirement in 2001, he had served on the Advisory Committee of Alliance Technology Ventures, an early-stage venture capital firm investing in communications technology, internet infrastructure and life science startups. He had also served as a member of the Board of Trustees of Egleston Children’s Health Care System, Inc., the Board of Trustees of the Georgia Tech Alumni Association, and the Board of Directors of the Georgia Tech School of Management and had served on numerous other civic boards and committees. Other than some consulting work and serving as a director of a private company (NHB Holdings) for the last three years, Mr. Bowers has been retired since 2001.

Dr. Gioacchino De Chirico, a director of the Company since 1994, was appointed as Chief Executive Officer of the Company on September 7, 2006. He has served as President of the Company since July 2003. He also served as Chief Executive Officer from April 2004 through October 2004. Prior to assuming his position as President, Dr. De Chirico served as President of Immucor Italia S.p.A., a subsidiary of the Company, from February 1994 through May 1998, then as the Company’s Director of European Operations from May 1998 through July 2003. From 1989 until 1994, Dr. De Chirico was employed by Ortho Diagnostic Systems, Inc. as General Manager, Immunocytometry, with worldwide responsibility. Ortho Diagnostics is a diagnostics subsidiary of Johnson & Johnson that, among other things, produces and distributes blood banking reagents.

Ralph A. Eatz has worked in the blood banking reagent field for over 30 years and has been a director of the Company since its founding in 1982. Mr. Eatz served as Vice President—Operations of the Company since its founding until being appointed Senior Vice President—Operations in 1988. In July 2003, Mr. Eatz assumed his present position of Senior Vice President—Chief Scientific Officer.

Michael Goldman has been a director of the Company since May 2006. Since 1989, Mr. Goldman has been a Managing Director and founding principal of TM Capital Corp., an investment bank based in New York and Atlanta which focuses on assisting publicly- and privately-held companies in completing mergers, acquisitions and financings. Mr. Goldman previously served as Vice President of the Mergers & Acquisitions department of Thomson McKinnon Securities Inc., which he had joined in 1983. Mr. Goldman is a member of the board of directors of several privately held companies.

Jack Goldstein, Ph.D., was appointed as a director by the Board of Directors effective December 2006. Dr. Goldstein most recently served as President and Chief Operating Officer of Chiron Corporation, a biotechnology firm, from 2004 until its acquisition by Novartis in April 2006. Dr. Goldstein joined Chiron in 2002 as President of the Chiron Blood Testing Division and served in this capacity until his appointment as President and Chief Operating Officer. Dr. Goldstein has held several senior management positions in the diagnostics and pharmaceutical industries. From 1986 to 1997, he worked for Johnson and Johnson in various positions, including President of Ortho Diagnostics Systems, a Johnson and Johnson company. Dr. Goldstein earned a B.A. in biology from Rider University, and an M.S. in immunology and Ph.D. in microbiology from St. John’s University. He currently sits on the Boards of Directors of OraSure Technologies, Inc., an oral fluid diagnostic company and Illumina, Inc., a biotechnology company studying genetic variation.

John A. Harris has been a director of the Company since August 2003. Mr. Harris has extensive health care experience having served in the industry since 1981. He also has extensive financial experience with 24 years as a financial executive. His most recent position was Executive Vice President, Finance and Strategic Planning and Treasurer for the Cerulean Companies/Blue Cross Blue Shield of Georgia, from February 1996 through March 2001, when Cerulean was acquired by Wellpoint Health Networks. Other than serving as a director of the Company, Mr. Harris has been retired since March 2001.

Hiroshi Hoketsu has been a director of the Company since April 2005. Mr. Hoketsu has extensive health care experience having been in the industry since 1967. His most recent position was President of

Ortho-Clinical Diagnostics, K.K. in Japan, a position he held from 1981 until his retirement in 2002. Other than serving as a director of the Company, Mr. Hoketsu has been retired since 2002.

There are no arrangements or understandings between any nominee and any other persons pursuant to which he was selected as a nominee.

EXECUTIVE OFFICERS

Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position with Company	Since
Dr. Gioacchino De Chirico	54	President and Chief Executive Officer	2003	(1)
Ralph A. Eatz	63	Senior Vice President, Chief Scientific Officer	2003
Patrick D. Waddy	50	Vice President, Chief Financial Officer	2005
Philip H. Moïse	57	Vice President, General Counsel and Secretary	2007

(1)          Dr. De Chirico has served as President of the Company since July 2003 and as Chief Executive Officer of the Company since September 2006.

Biographical information for certain Executive Officers not listed below is described above under “Election of Directors.”

Dr. De Chirico was Chief Executive Officer from April-October 2004, but relinquished that position pending the Board’s review of payments made during his tenure as President of Immucor’s Italian subsidiary. As previously reported legal proceedings were initiated in Italy against the Company and Dr. De Chirico, centered on payments by several companies, including Immucor, to certain Italian physicians allegedly in exchange for favorable contract awards by their hospitals. In January 2007, the Company’s Italian subsidiary settled the charges in Italy on terms that were not material to the Company’s financial condition. Dr. De Chirico has vigorously denied any wrongdoing, and is contesting the charges against him, which have been sent forward for trial. The trial began in September 2007 and is expected to continue well into 2008, and appeals of an unfavorable verdict could take several years. An SEC investigation related to the above circumstances was also initiated, and both the Company and Dr. De Chirico are seeking to settle that investigation.

Patrick D. Waddy was appointed Interim Chief Financial Officer in August 2005 and appointed as Chief Financial Officer in December 2005. Previously, he had served as Vice President—Finance of the Company from August 2004 to August 2005 and also as the President of Dominion Biologicals, Ltd., a position he has held since the Company’s acquisition of this subsidiary in December 1996. Mr. Waddy is a Chartered Accountant and has more than 20 years of financial management experience. Mr. Waddy also served as Secretary of the Company from August 2005 until April 2007. In May 2007, Mr. Waddy announced that he plans to resign as Chief Financial Officer for personal family reasons, but he has agreed to remain in that position until a replacement has been hired. At that time Mr. Waddy would become Vice President of International Finance, resident in our Halifax, Nova Scotia office.

Philip H Moïse was appointed Vice President, General Counsel and Secretary in April 2007, and serves as the Company’s first general counsel. Before joining the Company, Mr. Moïse was in the private practice of law, most recently as a partner and Co-Chair of Life Sciences at Sutherland Asbill & Brennan LLP in Atlanta. During a 30-year career in private practice, he represented over 35 public and private companies in the life sciences and medical products industries, and he had represented the Company for over 20 years. Mr. Moïse graduated with honors from The Citadel and Duke University School of Law.

There are no family relationships among any of the directors or executive officers of the Company.

For information concerning the number of shares of the Company’s Common Stock held by each nominee, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION
OF EACH OF THE NOMINEES WHOSE NAME APPEARS ABOVE AND PROXIES
EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY
INSTRUCTIONS ARE INDICATED THEREON.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and through committees established in accordance with the Company’s Bylaws. During the fiscal year ended May 31, 2007, the Board of Directors met eight times. Each Director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served.

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee—The Audit Committee is responsible for reviewing the Company’s financial statements with management and the independent registered public accounting firm prior to the publication of such statements, the selection and oversight of the Company’s independent registered public accounting firm, and the oversight of the Company’s internal control over financial reporting. Messrs. Bowers, Harris and Rosen and Dr. Goldstein comprised the Company’s Audit Committee during the fiscal year ended May 31, 2007. Dr. Goldstein was appointed to the Audit Committee upon his appointment as Director of the Company effective December 2006. The Board has determined that Mr. Harris is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. Each member who served on the Audit Committee during the fiscal year ended May 31, 2007 is “independent” as defined by the rules of the Nasdaq Stock Market applicable to audit committee members. The Audit Committee performs its duties pursuant to a written Audit Committee Charter adopted by the Board of Directors. The Audit Committee charter is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” The Audit Committee met seven times in the fiscal year ended May 31, 2007.

Compensation Committee—The Compensation Committee has responsibility over matters relating to compensation of executives, employees and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives, and for setting the annual compensation of the Company’s executive officers. The Compensation Committee also has responsibility over matters relating to the Company’s equity incentive and other benefit plans, including the authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans. The Committee has authority, without further approval from the Board, to retain and terminate, as it deems appropriate, compensation consultants or advisors to assist in the Committee’s evaluation of compensation issues, and has sole authority to approve such consultants’ fees and retention arrangements. Messrs. Bowers, Rosen, Hoketsu and Goldman were members of the Compensation Committee during the fiscal year ended May 31, 2007. Michael Goldman was appointed to the Compensation Committee in November 2006. The Compensation Committee charter is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” The Compensation Committee met seven times in the fiscal year ended May 31, 2007.

Corporate Governance and Nominating Committee—The Corporate Governance and Nominating Committee is responsible for recommending to the full Board of Directors candidates for appointment to the Board, reviewing periodically the composition and structure of the Board, monitoring Board effectiveness, and for developing and overseeing the Company’s corporate governance guidelines. The Corporate Governance and Nominating Committee charter is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” The Corporate Governance and Nominating Committee will consider nominees proposed by shareholders. The Committee has not identified any specific, minimum qualifications or skills that it believes must be met by a nominee for director. It is the intent of the Committee to review from time to time the appropriate skills and characteristics of directors in the context of the current make-up of the Board and the requirements and needs of the Company at a given time. Given the current composition, stability and size of the Board of Directors and the Company, the fact that the director nominees are standing for re-election (with the exception of Dr. Goldstein, who was appointed effective December 2006 by the Board of Directors) and the fact that the Committee has received no nominee candidates from shareholders, the Committee has not considered other candidates for election at the upcoming annual meeting of shareholders. Shareholders wishing to nominate a candidate for consideration at the annual meeting of shareholders in 2008 should submit the nominee’s name, affiliation and other pertinent information along with a statement as to why such person should be considered for nomination. Such nominations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company and be received not less than 120 days prior to the date in 2008 that corresponds to the date of the Company’s proxy materials for the 2007 annual meeting. The Committee will evaluate any such nominees in a manner similar to that for all director nominees. The Corporate Governance and Nominating Committee consists of Messrs. Harris, Goldman and Dr. Goldstein, all of whom are “independent” as defined by the rules of the Nasdaq Stock Market applicable to nominating committee members. Mr. Goldman and Dr. Goldstein replaced Mr. Rosen in December 2006. The Corporate Governance and Nominating Committee met four times during the fiscal year ended May 31, 2007.

Shareholder Communications with the Board

Shareholders wishing to communicate with members of the Board of Directors or with a committee of the Board of Directors may send an email to boardofdirectors@immucor.com, indicating to which director or directors the email should be directed. Alternatively, shareholders may send a letter to the Secretary of the Company with instructions as to which committee(s) or director(s) is to receive the communication. The Company’s Secretary will forward the written communication to each member of the Board of Directors identified by the security holder or, if no individual director is identified, to all members of the Board of Directors.

Director Attendance at Annual Meetings of Shareholders

The Company’s policy is to request that each director attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2006 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct that applies to all our employees, including our executive officers. A complete copy of the recently amended Code of Conduct was furnished with the Current Report on Form 8-K on April 30, 2007 and is also available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” Any amendments to or waivers of the Code of Ethics will be promptly posted on the Company’s website or in a report on Form 8-K, as required by applicable laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Common Stock of Immucor beneficially owned by (i) each director, (ii) each executive officer of the Company listed in the Summary Compensation Table in this Proxy statement, (iii) each person known to the Company to own more than 5% of the outstanding shares of Common Stock, and (iv) all of the executive officers and directors of the Company as a group. This information provided is as of September 7, 2007, except where indicated.

	Amount and Nature
Name of Beneficial Owner (and address	of Beneficial		Percent
for those owning more than five percent)	Ownership (1)		of Class
Roswell S. Bowers	46,474	(2)	*
Dr. Gioacchino De Chirico	375,613	(3)	*
Ralph A. Eatz	748,662	(4)	1.1%
Edward L. Gallup	373,495	(5)	*
Michael S. Goldman	4,303	(6)	*
Jack Goldstein	700	(7)	*
John A. Harris	24,930	(8)	*
Hiroshi Hoketsu	66,865	(9)	*
Didier L. Lanson	5,771	(10)	*
Philip H. Moise	6,337	(11)	*
Joseph E. Rosen	94,972	(12)	*
Patrick D. Waddy	90,765	(13)	*
Barclays Global Investors , NA	3,922,484	(14)	5.6%
Goldman Sachs Asset Management, LP	3,540,609	(15)	5.1%
All directors and executive officers as a group (twelve persons)	1,838,887		2.6%

                 * Represents less than one percent of the Company’s outstanding Common Stock

              1. A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through the exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children. Amounts include shares of our Common Stock, including restricted shares, both vested and unvested, which have voting rights.

              2. For Mr. Bowers, includes options to purchase 6,328 shares at $6.12 options, to purchase 633 shares at $17.51 and 1,376 shares of restricted stock that vest periodically over the next five years.

              3. For Dr. De Chirico, includes options to purchase 63,281 shares at $6.12, options to purchase 7,092 shares at $17.51 and 19,703 shares of restricted stock that vest periodically over the next five years.

              4. For Mr. Eatz, includes options to purchase 379,687 shares at $0.89, options to purchase 63,281 shares at $6.12, options to purchase 6,444 shares at $17.51 and 12,141 shares of restricted stock that vest periodically over the next five years.

              5. For Mr. Gallup, includes options to purchase 84,375 shares at $6.12, and options to purchase 26,568 shares at $17.51.

              6. For Mr. Goldman, includes options to purchase 2,125 shares at $19.39, options to purchase 633 shares at $17.51, and 1,376 shares of restricted stock that vest periodically over the next five years.

              7. For Dr. Goldstein, represents 700 shares of restricted stock that vest periodically over the next 5 years.

              8. For Mr. Harris, includes options to purchase 15,235 shares at $4.51, options to purchase 7,686 shares at $6.12, options to purchase 633 shares at $17.51, and 1,376 shares of restricted stock that vest periodically over the next five years.

              9. For Mr. Hoketsu, includes options to purchase 8,437 shares at $20.03, options to purchase 633 shares at $17.51, and 1,376 shares of restricted stock that vest periodically over the next five years.

       10. For Mr. Lanson, includes options to purchase 1,676 shares at $17.51, and 3,648 shares of restricted stock that vest periodically over the next five years. Mr. Lanson ceased to be an executive officer in May 2007.

       11. For Mr. Moïse, includes 6,300 shares of restricted stock that vest periodically over the next 5 years.

       12. For Mr. Rosen, includes options to purchase 63,437 shares at $0.89, options to purchase 18,984 shares at $6.12, options to purchase 633 shares at $17.51, and 1,376 shares of restricted stock that vest periodically over the next five years.

       13. For Mr. Waddy, includes options to purchase 8,477 shares at $0.89, options to purchase 21,768 shares at $6.12, options to purchase 1,950 shares at $17.51, and 5,975 shares of restricted stock that vest periodically over the next five years.

       14. Based on information contained in a Schedule 13G that Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA  94105, filed with the SEC on January 23, 2007. The filing indicated that Barclays Global Investors, NA, including its affiliates Barclays Global Fund Advisors and Barclays Global Investors, Ltd., had sole investment power for 3,922,484 and sole voting power for 3,655,939 shares.

       15. Based on information contained in a Schedule 13G that Goldman Sachs Asset Management, LP, 32 Old Slip, New York, NY  10005, filed with the SEC on February 9, 2007. The filing indicated that Goldman Sachs Asset Management, LP had sole investment power for 3,540,609 shares and sole voting power for 3,101,719 shares.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by the following current and former executive officers of the Company for services rendered in all capacities to the Company for the 2007 fiscal year. The individuals identified on this table are referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation (6)	Total
		($)	($)	($)		($)		($)	($)	($)
Dr. Gioacchino De Chirico	2007	503,469	—	32,639		146,260		338,000	60,277	1,080,645
President
Chief Executive Officer
Patrick D. Waddy	2007	277,500	—	8,965		95,288		43,923	11,100	436,776
Vice President
Chief Financial Officer
Ralph A. Eatz	2007	375,446	—	29,662		141,299		244,400	51,550	842,357
Senior Vice President
Chief Scientific Officer
Didier L. Lanson(5)	2007	113,568	—	7,704		135,821		—	171,229	428,322
General Manager,
European Operations
Edward L. Gallup	2007	280,762	—	155,139	(4)	291,301	(4)	—	249,310	976,512
Former Chief Executive Officer
Former Chairman of the Board

1.                     We paid bonuses for fiscal 2007 based on the achievement of performance metrics that were established under the Company’s 2007 Executive Bonus Plan (“2007 EBP”} and 2007 Management Bonus Plan (“2007 MBP”) at the beginning of fiscal 2007. Accordingly, these bonus amounts are reported in the Non-Equity Incentive Plan Compensation column of this table. No other discretionary bonuses were paid to any Named Executive Officer during fiscal 2007.

2.                     The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2007 in accordance with FAS 123(R) of awards pursuant to the Company’s equity incentive plans and therefore may include amounts from awards granted in fiscal 2006 and prior. Assumptions used in the calculation of these amounts for awards granted in fiscal years ended May 31, 2007, 2006, and 2005 are included in Note 11, ‘Stock Based Compensation’, to the Company’s audited financial statements for the fiscal year ended May 31, 2007, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007 as filed with the Securities and Exchange Commission on July 27, 2007. Assumptions used in the calculation of these amounts for the fiscal year ended May 31, 2004 are included in Note 6, ‘Stock Options’, to the Company’s audited financial statements for the fiscal year ended May 31, 2006, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2006 as filed with the Securities and Exchange Commission on August 1, 2006. These referenced sections are deemed part of the disclosure required under Item 402 of Regulation S-K. All the awards listed above were equity awards and consequently compensation costs recognized were fixed. As required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

3.                     Amounts in this column are awards paid under the 2007 EBP and 2007 MBP described in greater detail in “Compensation Discussion and Analysis.” For Dr. De Chirico and Mr. Eatz, the amounts were based on their respective salaries and net income targets established at the beginning of fiscal 2007. Mr. Waddy’s award was based on his salary, individual performance rating and operating profit targets established at the beginning of fiscal 2007.

4.                     Mr. Gallup retired on January 31, 2007. Under the terms of his agreement, 42,188 unvested stock options granted through April 30, 2006, vested on January 31, 2007, and became exercisable in full for the remainder of the terms of those options. Options to purchase 26,568 shares and 8,860 restricted shares granted after April 30, 2006 under the Company’s 2005 Long-Term Incentive Plan also vested immediately.

5.                     Mr. Lanson ceased to be an executive officer in May 2007.

6.                     All Other Compensation consisted of the following:

		Perquisites			Company
		and Other			Contributions to
		Personal		Insurance	Retirement and
Name	Year	Benefits		Premiums	401(k) Plans	Total
	($)	($)		($)	($)
Dr. Gioacchino De Chirico	2007	14,948	(a)	32,004	13,325	60,277
President
Chief Executive Officer
Patrick D. Waddy	2007	—		—	11,100	11,100
Vice President
Chief Financial Officer
Ralph A. Eatz	2007	13,021	(a)	26,983	11,546	51,550
Senior Vice President
Chief Scientific Officer
Didier L. Lanson	2007	157,116	(b)	—	14,113	171,229
General Manager,
European Operations
Edward L. Gallup	2007	226,638	(c)(d)	22,672	—	249,310
Former Chief Executive Officer
Former Chairman of the Board

(a) Auto allowance.

(b) $147,498 for service as a member of the Board of Directors of Immucor Italia S.p.A., our Italian subsidiary (payments aggregating to Euro 113,568 was converted at the fiscal 2007 annual weighted average exchange rate); and  $9,618 auto allowance.

(c) Includes $68,750 in consulting fees in accordance with a 12-month agreement (filed with Form 8-K dated March 6, 2007) under which Mr. Gallup receives $22,917 per month, effective March 1, 2007; $8,928 auto allowance when he was employed as the CEO of the Company.

(d) Includes $145,134 representing the estimated present value of health insurance benefits accruing to Mr. Gallup upon termination of his employment pursuant to the Company’s agreement to provide to him for the rest of his life medical benefits substantially equivalent to the medical benefits provided to the Company’s executive officers, subject to his reimbursing the Company an amount equivalent to the portion payable by those executive officers for their medical benefits.

7.                     Philip H. Moïse, our Vice President, General Counsel and Secretary, and an executive officer of the Company, is not included in this compensation information because his total compensation for fiscal 2007 was less than $100,000.

Grants of Plan-Based Awards

In 2005, our Board of Directors adopted, and the shareholders approved, the Immucor, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”). The 2005 Plan replaced our preexisting stock option plans which have been frozen and remain in effect only to the extent of awards outstanding under these plans. The number of shares of our Common Stock as to which awards may be granted under the 2005 Plan is 3,600,000. The maximum number of shares that may be used for awards other than stock options is 1,800,000 and for grants of incentive stock options is also 1,800,000. Options are granted at the closing market price on the date of the grant. Option awards generally vest equally over a four-year period and have a six-year contractual term. Restricted stock awards generally vest equally over a five-year period. The 2005 Plan provides for accelerated vesting of option and restricted stock awards if there is a change in control of the Company as defined in the 2005 Plan, which would include, among other things, an acquisition, merger, liquidation and dissolution, or a change in majority ownership or a majority of the Board. At May 31, 2007, 3,175,847 shares were available for future issuance; 1,498,352 shares can be issued as stock options and 1,677,495 shares can be issued as restricted stock or other non-option awards after May 31, 2007.

The following table includes certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended May 31, 2007:

					All Other	All Other
					Stock	Option
					Awards:	Awards:
					Number of	Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			Shares of	Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards(2)			Stock or	Underlying	of Option	of Stock
	Grant	Threshold	Target	Maximum	Units(3)	Options(3)	Awards	and Option
Name	Date(1)	($)	($)	($)	(#)	(#)	($ / Sh)	Awards ($)
Dr. Gioacchino De Chirico	6/6/06					28,368	$17.51	$220,703
President	6/6/06				9,460		$—	$165,645
Chief Executive Officer	9/7/06	$—	$130,000	$390,000

Patrick D. Waddy	6/6/06					7,800	$17.51	$60,684
Vice President	6/6/06				2,600		$—	$45,526
Chief Financial Officer	9/7/06	$—	$43,923	$44,512

Ralph A. Eatz	6/6/06					25,776	$17.51	$200,537
Senior Vice President	6/6/06				8,595		$—	$150,498
Chief Scientific Officer	9/7/06	$—	$94,000	$282,000

Didier L. Lanson	6/6/06					6,705	$17.51	$52,165
General Manager,	6/6/06				2,235		$—	$39,135
European Operations	9/7/06	$—	$—	$18,171

Edward L. Gallup	6/6/06					26,568	$17.51	$206,699
Former Chief Executive Officer	6/6/06				8,860		$—	$155,139
Former Chairman of the Board

1.                    The grant date of all equity awards was June 6, 2006, the date on which the Compensation Committee approved these awards.

2.                    On September 7, 2006, the Compensation Committee approved the 2007 Executive Bonus Plan (“2007 EBP”) and the 2007 Management Bonus Plan (“2007 MBP”) for fiscal 2007. The amounts in these columns represent the potential annual cash incentive that may be earned under the 2007 EBP in case of Chief Executive Officer and Chief Scientific Officer and under the 2007 MBP in case of Chief Financial Officer and General Manager, European Operations. For the 2007 EBP, the amounts are calculated with the salary as at May 31, 2007 and a range of preset incentive percentages for each Named Executive Officer based on either meeting or exceeding the target net income. For the 2007 MBP, the bonus is calculated with the salary as at May 31, 2007 based on meeting or exceeding of the target operating income and achievement of individual performance ratings. Actual payouts in August 2007 to the Named Executive Officers under the 2007 EBP and 2007 MBP are reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The Compensation Discussion and Analysis section of this Proxy Statement explains in greater detail the methodology used for calculating bonuses.

3.                    On June 6, 2006, as part of the annual group award, the Compensation Committee granted, options to purchase shares of Common Stock and restricted share awards to executive officers, vice presidents, managers and supervisors pursuant to the 2005 Long-Term Incentive Plan. The options vest 25% at each anniversary and have a term of six years, and restricted shares vest 20% at each anniversary.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards to the Named Executive Officers at May 31, 2007:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Dr. Gioacchino De Chirico	88,593		$1.28	7/31/2008
President	37,968		$1.24	4/9/2009
Chief Executive Officer	379,687		$0.89	12/3/2011
	63,281	21,094	$6.12	3/3/2014
		28,368	$17.51	6/6/2012
					9,460	$298,747
Patrick D. Waddy	8,477		$0.89	12/3/2011
Vice President	21,768	7,257	$6.12	3/3/2014
Chief Financial Officer		15,000	$17.89	1/18/2016
		7,800	$17.51	6/6/2012
					2,600	$82,108
Ralph A. Eatz	31,893		$1.28	7/31/2008
Senior Vice President	117,655		$1.24	4/9/2009
Chief Scientific Officer	379,687		$0.89	12/3/2011
	63,281	21,094	$6.12	3/3/2014
		25,776	$17.51	6/6/2012
					8,595	$271,430
Didier L. Lanson	25,313		$4.15	7/28/2013
General Manager, European	10,547	10,547	$6.12	3/3/2014
Operations		6,705	$17.51	6/6/2012
					2,235	$70,581
Edward L. Gallup	179,687		$0.89	12/3/2011
Former Chief Executive Officer	84,375		$6.12	3/3/2014
Former Chairman of the Board	26,568		$17.51	6/6/2012

1.                  All option awards are non-qualified stock options. Options granted prior to June 1, 2006 expire ten years from the date of grant. Options issued on or after June 1, 2006 expire six years from the date of grant. The vesting schedule for the options granted prior to June 1, 2006 is 50% on the second anniversary and 25% on each of the third and fourth anniversaries of the grant date; the vesting schedule for the options granted on or after June 1, 2006 is 25% on each anniversary of the grant date. Restricted shares vest 20% at each anniversary of the date of grant.

2.                  The market value of outstanding stock awards is based on a per share value of $31.58, the closing market price of our stock on May 31, 2007.

Option Exercises and Stock Vested

The table below presents information concerning options exercised and restricted shares vested during the 2007 fiscal year for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on Exercise	Realized on Exercise(1)	Acquired on Vesting	Realized on Vesting(2)
Name	(#)	($)	(#)	($)
Ralph A. Eatz	300,000	$7,529,269	—	$—
Senior Vice President
Chief Scientific Officer
Didier L. Lanson	46,405	$976,438	—	$—
General Manager,
European Operations
Edward L. Gallup	503,748	$12,645,220	8,860	$279,444
Former Chief Executive Officer
Former Chairman of the Board

(1)          The value realized equals the difference between the closing market price of our Common Stock on the date of exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)          The value realized equals the closing market price of our Common Stock on the vesting date multiplied by the number of shares acquired on vesting.

(3)          Neither Dr. De Chirico nor Mr. Waddy exercised any option awards during the 2007 fiscal year, nor did any of their respective stock awards vest during the 2007 fiscal year.

Potential Payments upon Termination or Change-In-Control

The Company has written employment agreements with Dr. De Chirico and Messrs. Eatz, Waddy and Lanson. The Company also remains bound by certain terms of its employment agreement with Mr. Gallup, its former Chief Executive Officer.

Dr. De Chirico—Dr. De Chirico’s employment agreement with the Company was entered into on December 1, 2003, and amended May 1, 2004 and June 1, 2007, and expires May 31, 2012. On September 7, 2006, upon Mr. Gallup’s retirement as Chief Executive Officer of the Company and Dr. De Chirico’s appointment to that position, the Company, with the approval of the Compensation Committee, increased Dr. De Chirico’s annual base salary from $473,000 to $520,000. If the Company terminates Dr. De Chirico’s employment without cause, then he would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the agreement term, as renewed. “Cause” is defined generally to include dishonesty, defalcation, continuing inability or refusal to perform reasonable duties, and moral turpitude. If Dr. De Chirico terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay him a lump sum equal to two times his average annual compensation (that is, his base salary plus average bonus over the last two years), plus certain additional amounts if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code, and he may also be entitled to outplacement assistance and the reimbursement of certain legal fees. If there is a change of control (whether or not Dr. De Chirico’s employment terminates), all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options. The vesting of restricted stock granted after that date and the vesting and exercise of stock options granted after that date will be governed by the Company’s 2005 Long-Term Incentive Plan.

Mr. Eatz—The Company entered into an employment agreement with Mr. Eatz on May 1, 2004 and amended it on May 22, 2006 and June 1, 2007. The agreement currently provides base salary for Mr. Eatz of $376,000. The agreement expires on May 31, 2008, subject to earlier termination in accordance with its terms. If the Company terminates the employment of Mr. Eatz without cause (as defined above), then Mr. Eatz would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Eatz terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Eatz a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees. If Mr. Eatz’s employment terminates for any reason other than for Cause, or if there is a change of control (whether or not his employment terminates), all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options. The vesting of restricted stock granted after that date and the vesting and exercise of stock options granted after that date will be governed by the Company’s 2005 Long-Term Incentive Plan. Mr. Eatz is required under his agreement to work a minimum of one-half of a normal work schedule.

Mr. Lanson—The Company entered into an employment agreement with Mr. Lanson on July 28, 2003. This agreement was originally for a one-year term and automatically renews for additional one-year terms each year, unless otherwise terminated in accordance with its terms. The agreement currently provides a base salary for Mr. Lanson of $113,568. If the Company terminates Mr. Lanson’s employment without cause (as defined above), then he would continue to be compensated at a rate equal to his average annual compensation for the remaining term of the agreement. If Mr. Lanson terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay Mr. Lanson a lump sum equal to two times his average annual compensation, and he may also be entitled to outplacement assistance. If there is a change of control (whether or not Mr. Lanson’s employment terminates), all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options. Mr. Lanson and the Company have agreed that effective October 1, 2007 he will become a consultant to the Company, and his July 2003 employment agreement will terminate at that time.

Mr. Waddy—The Company entered into an employment agreement with Mr. Waddy on October 13, 1998. This agreement was originally for a one-year term and automatically renews for additional one-year terms, unless otherwise terminated in accordance with its terms. The agreement currently provides a base salary for Mr. Waddy of $278,200. If the Company terminates his employment without cause (as defined above), then he would continue to be compensated at a rate equal to his average annual compensation for the remaining term of the agreement. If Mr. Waddy terminates his own employment within 60 days after a change of control, or if the Company terminates his employment after a change of control, the Company must pay Mr. Waddy a lump sum equal to two times his average annual compensation, and he may be entitled to outplacement assistance. If there is a change of control (whether or not Mr. Waddy’s employment terminates), all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options. In May 2007, Mr. Waddy announced that he plans to resign as Chief Financial Officer for personal family reasons, but he has agreed to remain in that position until a replacement has been hired. At that time, his October 1998 employment agreement would terminate and he would become Vice President of International Finance under a new employment agreement.

The table below sets forth the estimated payments that would be made to each of the Named Executive Officers upon involuntary termination, a change of control, and death or permanent disability.

The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from Immucor. The information set forth in the table assumes, as necessary:

•       The termination and/or the qualified change in control event occurred on May 31, 2007 (the last business day of our last completed fiscal year);

•       The price per share of our Common Stock on the date of termination is $31.58, the closing market price of our Common Stock on the Nasdaq Global Select Market on May 31, 2007.

		Before Change	After Change	Change in
		in Control	in Control	Control,
		Termination	Termination	Death, or
Name	Benefit	w/o Cause	w/o Cause	Disability
Dr. Gioacchino De Chirico	Severance	$2,602,849	$896,957
President	Bonus	$—	$338,000	$—
Chief Executive Officer	Stock Options(1)	$—	$936,296	$936,296
	Restricted Stock(2)	$—	$298,747	$298,747
	Outplacement	$30,000	$30,000
	TOTAL	$2,632,849	$2,500,000	$1,235,043
Patrick D. Waddy	Severance	$96,164	$515,388
Vice President	Bonus	$—	$43,923	$—
Chief Financial Officer	Stock Options(1)	$—	$499,941	$499,941
	Restricted Stock(2)	$—	$82,108	$82,108
	TOTAL	$96,164	$1,141,360	$582,049
Ralph A. Eatz	Severance	$377,030	$732,979
Senior Vice President	Bonus	$—	$244,400	$—
Chief Scientific Officer	Stock Options(1)	$—	$899,827	$899,827
	Restricted Stock(2)	$—	$271,430	$271,430
	TOTAL	$377,030	$2,148,636	$1,171,257
Didier L. Lanson	Severance	$131,926	$222,768
General Manager,	Bonus	$—	$30,856	$—
European Operations	Stock Options(1)	$—	$1,057,330	$1,057,330
	Restricted Stock(2)	$—	$70,581	$70,581
	TOTAL	$131,926	$1,381,535	$1,127,911

1.                  This value equals the difference between the closing market price of our Common Stock on May 31, 2007 ($31.58) and the exercise price, multiplied by the number of option shares subject to accelerated vesting.

2.                  This value is calculated based on the closing market price of our Common Stock on May 31, 2007 ($31.58).

3.                  The table excludes the annual cash incentive for fiscal 2007 paid in August 2007, which is included in the Summary Compensation Table.

4.                  Prior to a change of control, and except as noted below for Mr. Eatz, executive officers are not entitled to any benefits if they terminate their employment voluntarily or if the termination was as a result of any of the causes specified in their employment contracts. Under Mr. Eatz’ employment agreement, if his employment terminates for any reason other than for cause, all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2007. Directors who are employees of the Company receive no compensation for their services as Directors.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)(3)(4)	($)(2)(3)(4)	($)
Joseph Rosen	$83,333	$2,924	$32,434	$118,691
Roswell Bowers	$55,000	$2,924	$32,434	$90,358
John Harris	$55,000	$2,924	$95,191	$153,115
Michael Goldman	$40,000	$2,924	$23,849	$66,773
Jack Goldstein	$25,000	$—	$11,860	$36,860
Hiroshi Hoketsu	$40,000	$2,924	$64,664	$107,588

(1)          Non-employee directors receive an annual retainer of $25,000, $2,500 per meeting, and are reimbursed for all travel expenses to and from meetings of the Board. The Audit Committee Chair is paid an additional $15,000 annual retainer and the other Audit Committee members are each paid an additional $10,000 annual retainer; the Compensation Committee Chair and the Corporate Governance and Nominating Committee Chair are each paid an additional $10,000 annual retainer, and the other members of these two Committees are each paid an additional $5,000 annual retainer.

(2)          In addition, the Company provides each of the non-employee directors a grant of an option to purchase shares of the Company’s Common Stock upon their election or appointment as a director at the stock’s closing market price on the date of grant. Stock options to purchase 8,500 shares at a price of $26.92 were granted to Dr. Goldstein under the Company’s 2005 Long-Term Incentive Plan upon his appointment to the Board of Directors in fiscal 2007. Each director may also receive other grants under the 2005 Long-Term Incentive Plan.

(3)          On June 6, 2006, as part of the annual group award, the Compensation Committee granted restricted shares and options to purchase shares of Common Stock to non-employee directors pursuant to the 2005 Long-Term Incentive Plan. The options vest 25% at each anniversary of the date of grant and have a term of six years, and restricted shares vest 20% at each anniversary.

(4)          The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2007 in accordance with FAS 123(R) of awards pursuant to the Company’s equity incentive plans and therefore may include amounts from awards granted in fiscal 2006 and prior. Assumptions used in the calculation of these amounts for awards granted in fiscal years ended May 31, 2007, 2006, and 2005 are included in Note 11, ‘Stock Based Compensation’, to the Company’s audited financial statements for the fiscal year ended May 31, 2007, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007 as filed with the Securities and Exchange Commission on July 27, 2007. Assumptions used in the calculation of these amounts for the fiscal year ended May 31, 2004 are included in Note 6, ‘Stock Options’, to the Company’s audited financial statements for the fiscal year ended May 31, 2006, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2006 as filed with the Securities and Exchange Commission on August 1, 2006. These referenced sections are deemed part of the disclosure required under Item 402 of SEC Regulation S-K. All the awards listed above were equity awards and consequently compensation costs recognized were fixed. As required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

COMPENSATION DISCUSSION AND ANALYSIS

Information about compensation earned by Immucor’s executive officers is presented in a different format this year than it has been presented in prior Proxy Statements. This new format complies with the new disclosure rules adopted by the SEC and is intended to provide shareholders more information about the Company’s compensation practices in a way that will make it easier to compare compensation earned by executives at other public companies. This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers that served as Named Executive Officers during the 2007 fiscal year. It should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure under the heading “Executive Compensation.”

Overview

Our Compensation Committee, which is comprised solely of independent directors, has responsibility over matters relating to compensation of executives, employees and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives and for setting the annual compensation of the Company’s executive officers. The Committee also has responsibility over matters relating to the Company’s equity incentive and other benefit plans, including the sole authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans.

Our Board of Directors approves the annual budget before the commencement of each fiscal year. Cash bonuses paid at the end of each fiscal year are based on the achievement of budgeted net income or operating income and, as to non-US employees, the achievement of sales objectives for each country. Long-term equity incentives (stock options and restricted stock) are awarded at the beginning of each fiscal year based principally on the salary and position of the recipient.

Outside consultants assist the Committee in establishing the overall compensation philosophy. Our consultants also provide market compensation information which the Committee uses, together with other available information, to set compensation it believes is in line with the current market rates and compensation paid by our peers. For fiscal year 2006 and prior years, we used The Hay Group as our compensation consultants; for fiscal year 2007, we appointed Watson Wyatt. Both of these firms were retained independently by the Compensation Committee and neither of them performed any other services for the Company.

The Committee also seeks input from management, and the Chief Executive Officer occasionally meets with Committee members to evaluate performance of other executive officers and recommend their compensation. However, no executive officer, including the Chief Executive Officer, participates directly in any Committee meetings relating to his or her compensation. The significant aspects of management’s role are recommending performance targets and objectives, evaluating employee performance and recommending base salary increases and equity awards. The Committee is not authorized under its Charter to delegate its authority to others in determining or recommending compensation for executive officers or directors.

Our Compensation Philosophy

In early fiscal 2008 the Compensation Committee developed and adopted the following executive compensation philosophy. The principal elements of this philosophy were developed and used in making executive compensation decisions for fiscal 2008, and the philosophy as a whole will be applied in making future executive compensation decisions.

Primary Objectives

The primary objectives of our executive compensation program are to support the achievement of our financial and strategic goals by attracting and retaining executives performing at the highest levels of our industry, and to reward the achievement of goals we believe drive shareholder value. To achieve these objectives, we intend that our executive compensation program:

•       Include performance measures that recognize overall company performance as well as individual performance;

•       Include plans that are competitive externally but flexible enough to deliver rewards based on an executive’s ability to influence our financial and organizational performance and to influence individual performances;

•       Reflect that outstanding company performance should be accompanied by outstanding rewards, and performance below expectations should result in lesser rewards or no rewards;

•       Reflect that outstanding individual performance should be accompanied by outstanding rewards within limits of company performance;

•       Provide flexibility and discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

•       Include a mix of compensation that balances rewards for achievement of our short and long-term financial goals and rewards linked to the performance of our stock.

External Benchmarks

In setting executive compensation, we consider how medical diagnostics and other related companies in our industry compensate their executives. We refer to these companies as “peer companies” and consider how they compensate executives in positions comparable to our executive positions, that is, positions with similar duties, responsibilities, complexity and scope. The peer companies the Compensation Committee used in 2007 to compare compensation levels were:

Arrow International Inc.	Medical Action Industries Inc.
Biosite Inc.	Meridian Bioscience Inc.
Cytyc Corp.	Molecular Devices Corp.
Digene Corp.	Qiagen N.V.
Gen Probe Inc.	Quidel Corp.
Haemonetics Corp.	Techne Corp.
ICU Medical Inc.	Thoratec Corp.
Illumina Inc.	Ventana Medical Systems Inc.
Inverness Medical Innovations Inc.

In addition, given the specific demands of the industry in which the Company operates, the Compensation Committee also used a more focused survey including a subset of peer companies that operate in the in vitro diagnostic industry. We refer to these companies as “diagnostics peer companies.” The diagnostics peer companies the Compensation Committee used in 2007 to compare compensation levels were:

Biosite Inc.
Digene Corp.
Gen Probe Inc.
Inverness Medical Innovations Inc.
Meridian Bioscience Inc.
Quidel Corp.
Ventana Medical Systems Inc.

Certain positions are not specific to our industry. For those positions, our Compensation Committee also used compensation surveys conducted by national human resources consulting firms containing information about a broader group of companies in other industries, including public companies of comparable size to us. These compensation surveys were used to consider compensation for all executives, including our Named Executive Officers, but peer-group information is the primary external benchmark for Named Executive Officers.

Overall compensation opportunities will be based on typical competitive market practices. However, while we consider levels of compensation at our peer companies to be an important measure, we expect that the application of other important factors will result in compensation being above peer-company medians for some executive officers and below peer-company medians for other executive officers, and this could vary from year to year. Actual executive compensation should reflect our overall performance so that in years of strong company performance executives earn higher levels of compensation, and in years of weaker company performance executives should earn lower levels of compensation.

Total Compensation

Our primary compensation program includes the following elements:

•       Base salary,

•       Annual cash incentives (bonuses), and

•       Stock-based long-term incentives.

Total compensation for our executive officers is weighted more heavily towards incentive-based remuneration, including equity-based compensation, because we believe they have the greatest ability to influence our overall results. The mix of compensation elements is adjusted from time to time to best support our immediate and longer-term objectives.

Base Salary

The purpose of base salary is to provide a competitive level of fixed compensation to help attract and retain the executives we need to achieve our financial and strategic goals. Base salaries are generally established at a level designed to be competitive with base salaries for comparable positions among our peer companies, and where applicable, among the broader group of comparable companies, and are adjusted where appropriate to reflect the qualifications and contribution level of the individual executive. Outstanding individual performance or significant experience may warrant a higher base salary for a particular executive as compared to those in comparable positions among our peer companies and other comparable companies. All executives’ base salaries will be reviewed on an annual basis and may be adjusted as appropriate to reflect individual performance and/or changes in the marketplace.

Annual Cash Incentives (Bonuses)

The purpose of our annual cash bonus plans are to motivate and reward executives for achieving our shorter-term financial and individual performance goals, and to provide competitive total compensation opportunities. Each executive’s annual bonus opportunity is designed to be competitive with comparable positions at our peer companies or other comparable companies, while also balancing the cost implications to us. Annual bonuses for all participants are tied to our key operating metrics, including net income, operating income and, as to non-US employees, sales objectives for each country, and are further modified by individual performance. Our annual bonus plans reward participants for overall company performance that meets our net income and operating income objectives, but do not reward for performance below stated goals. Our Compensation Committee retains the ability to provide for bonuses for outstanding individual performance even when targeted metrics for overall company performance are not achieved. Annual bonuses can increase, usually proportionately, if we exceed targeted metrics, and are also subject to further adjustment in view of individual performance. During the fiscal year 2007, our annual bonus plans consisted of the 2007 Executive Bonus Plan (“2007 EBP”) and the 2007 Management Bonus Plan (“2007 MBP”), both of which were adopted in September 2006.

Stock-Based Long-Term Incentives

The purposes of our long-term incentive program are to motivate executives to drive shareholder value by better aligning their interests with those of shareholders, and to provide competitive total compensation opportunities. We deliver long-term incentives through equity compensation plans because we believe equity ownership most clearly aligns the interests of our executives with those of our shareholders. Long-term incentives represent a comparably larger portion of the total compensation package for executives we believe are in a position to most directly influence our longer-term success. Long-term incentive grants are designed to be competitive with typical market practices among our peer companies and other comparable companies, taking into consideration individual performance, internal fairness and the overall cost of the program to the Company. Our Compensation Committee generally favors an emphasis on the use of long-term equity incentive awards to motivate members of the Company’s senior management team, including the Chief Executive Officer and remaining Named Executive Officers. The ultimate value of the equity awarded will depend on the long-term performance of our stock.

Benefits

Our executives will receive benefits consistent with our general employee population, unless their position requires additional benefits to carry out their duties. These benefits, as for all employees, will help executives and their families protect themselves against financial risks associated with illness, disability, death and retirement through a combination of personal savings, company contributions and company-sponsored benefit plans. Our executive officers also receive car allowances for the use of their personal cars for our business as disclosed in the Compensation Summary Table under the Executive Compensation section.

Elements of Compensation for Fiscal 2007

The following section outlines the components of compensation and how we established pay levels for each of these components in fiscal 2007.

Base Salary

The base salaries paid to our Named Executive Officers for fiscal 2007 were governed by the terms of their employment agreements with us, each of which has been approved by our Compensation Committee. These employment agreements contain the general terms of each Named Executive Officer’s employment and establish the minimum compensation that such Named Executive Officers are entitled to receive, but do not prohibit, limit or restrict our ability to pay additional compensation, whether in the form of base salary, bonus, stock options or otherwise. Our Compensation Committee reviews base salaries of our Named Executive Officers annually and employment agreements are amended for any increases granted.

In June 2006, our Compensation Committee approved an average five percent merit increase in the base salaries of all employees, as well as increases of between four and seven percent for all executive officers except for Dr. De Chirico, whose salary was increased by 20%. Dr. De Chirico’s higher increase took into account comparable salary data from the peer group and his leadership in developing and executing our current business plan, which has led to a steady improvement in our financial results, and a corresponding steady and significant increase in the market price of our Common Stock. On his appointment as our Chief Executive Officer in September 2006, Dr. De Chirico’s base salary was further increased by 10% to $520,000, reflecting his additional duties in that position.

For fiscal 2007, the base salaries of Dr. De Chirico and Mr. Eatz exceeded the median base salary of our peer companies and diagnostics peer companies, while Mr. Waddy’s base salary fell below the median. We did not develop any specific peer-company information concerning Mr. Lanson, who is no longer an executive officer.

Annual Cash Incentives (Bonuses)

For fiscal 2007, our Executive Bonus Plan (“2007 EBP”) for our Chief Executive Officer and Chief Scientific Officer was based on achievement of a net income target, and our Management Bonus Plan (“2007 MBP”), which applies to other management positions, was based on achievement of an operating income target. For fiscal 2007, our CFO Patrick Waddy participated in the 2007 MBP.

Under the 2007 EBP, Dr. De Chirico and Mr. Eatz were eligible to receive cash bonuses equal to the following specified percentages of their base salary, based upon the Company’s performance compared to a budgeted net income target of $52.0 million (after all bonus accruals under the 2007 EBP and 2007 MBP). That target was established by our Compensation Committee when the 2007 EBP was adopted.

If Net Income was:	Bonus as a Percent of Base Salary was:
At target	25% of base salary
10% above target	50% of base salary
20% or more above target	75% of base salary

The bonus percentages were prorated between each net income level.

Under the 2007 MBP, Mr. Waddy and other vice presidents, directors, managers and supervisors (other than employees compensated through sales commissions and incentives) were eligible to receive cash bonuses based on achievement of (i) a budgeted operating income target of $83.0 million (before any bonus accruals) established by our Compensation Committee when the 2007 MBP was adopted; (ii) for non-US employees, individual country sales objectives; and (iii) individual performance ratings determined through our normal evaluation process.

The 2007 MBP bonus pool was established based on a budgeted operating income target of $83.0 million. The bonus pool at target would be $1.2 million. For every one percent increase or decrease from budgeted operating income, the bonus pool was to be increased or decreased by one percent. However, the bonus pool would be zero if operating income was below $80.0 million. At targeted operating income, employees would be eligible for the following levels of bonuses:

Salary Level
Individual Performance Rating	< $80,000	$80,000 - $100,000	> $100,000
Outstanding	8% to 12%	10% to 14%	12% to 16%
Exceeds Standards	6% to 10%	8% to 12%	10% to 14%
Fully Competent	4% to 8%	6% to 10%	8% to 12%
Unsatisfactory	0%	0%	0%

For fiscal 2007, net income was $60.1 million (116% of target) and operating income was $91.6 million (113% of target). On August 3, 2007, our Named Executive Officers received the following bonuses under either the Company’s 2007 EBP or the 2007 MBP:

Executive Officer	Title	Amount	Bonus Plan
Gioacchino De Chirico	President and CEO	$338,000	2007 EBP
Ralph A. Eatz	Senior VP, Chief Science Officer	$244,400	2007 EBP
Patrick D. Waddy	Chief Financial Officer	$43,923	2007 MBP

For fiscal 2007, the total cash compensation of Dr. De Chirico and Mr. Waddy fell below reported levels of actual cash compensation received by executives with similar positions at our peer companies, and Mr. Eatz’s total cash compensation fell above those reported levels.

Mr. Gallup, who resigned as CEO in 2006, was not eligible to receive a bonus under the 2007 EBP because he was not employed by the Company at the end of the fiscal year. Mr. Lanson was not eligible to receive a bonus under the 2007 MBP because he is a non-US employee and applicable country sales objectives were not met.

Stock-Based Long-Term Incentives

The Compensation Committee uses stock-based long-term incentives in an attempt to align the long-term compensation of executive officers and other key employees with the interests of our shareholders. By giving our executive officers the opportunity to acquire an equity stake in the Company, we believe they will have a significant incentive to manage the Company’s performance from the perspective of an owner of the business.

The Company’s 2005 Long-Term Incentive Plan (“the 2005 Plan”), approved by our shareholders at their 2005 annual meeting, currently is the only long-term incentive plan for executive officers and other key employees. Under the 2005 Plan, the Compensation Committee has the discretion to award many kinds of long-term incentives including stock options, restricted stock, SARs, deferred stock, and stock-based and cash-based long-term performance awards. The number of shares subject to each long-term incentive grant is generally based on the executive officer’s position within the Company and base salary.

To date, only stock options and restricted stock have been awarded under our long-term incentive plans. Stock options are granted at the closing market price on the date of grant and will only increase in value if the Company’s stock price increases. In addition, all stock option grants require various minimum periods of employment beyond the date of the grant in order to exercise the option, and restricted stock awards require various minimum periods of employment in order for the recipient to gain unrestricted ownership of the shares awarded.

In deciding on the number and kind of long-term incentive awards, the Compensation Committee considers the financial performance of the Company, such as increases in net income and operating income, as well as competitive market data on the amount and kind of long-term incentive grants made to executives at peer companies and other comparable companies. The Committee also seeks input from management and from independent consultants retained by the Committee. The significant aspects of management’s role are recommending performance targets and objectives, evaluating employee performance and recommending equity awards. The Compensation Committee then determines the number and kind of awards to be granted to individual executive officers. The Compensation Committee generally makes its final decisions concerning grants to executive officers at its first meeting of each fiscal year, usually in June. The Compensation Committee did not use pre-established target performance metrics in evaluating the amount and nature of equity awards granted to the Company’s executive officers, including its Chief Executive Officer and other Named Executive Officers, for the 2007 fiscal year.

On June 6, 2006, the Compensation Committee granted stock options and shares of restricted stock to executive officers and directors as detailed in the Grants of Plan-Based Awards Table and Directors Compensation Table in this Proxy Statement. The Committee considered the factors noted above, including the Company’s continued strong performance in both net income and operating income, in deciding on the number of stock options and restricted shares granted. In addition, the Compensation Committee weighted the mix of equity awards to include a greater percentage of stock option grants versus restricted stock awards, based on a comparison of similar programs at peer companies.

Please refer to “Executive Compensation” Section of this Proxy Statement for the details of all elements of compensation earned by the Named Executive Officers of the Company.

Incentive Compensation for Fiscal 2008

Fiscal 2008 Bonus Plan.   On May 24, 2007, the Compensation Committee recommended, and our Board of Directors approved, our 2008 Executive Bonus Plan (“2008 EBP”). Under the terms of the 2008 EBP, executive officers (currently our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel) will be eligible to receive cash bonuses based on the Company achieving a net income target established by the Compensation Committee when the 2008 EBP was adopted. The table below shows the bonuses that may be awarded to each of the executive officers depending on the amount of our net income for the year ending May 31, 2008 as compared to target net income.

If FY 2008 net income is the following	Bonuses (as a percent of base salary as of May 31, 2008) will be as follows:
percent of target net income*	Chief Executive Officer	Chief Scientific Officer	Chief Financial Officer and General Counsel
<100%	0%	0%	0%
100%	25%	25%	25%
105%	43.75%	37.5%	31.25%
110%	62.5%	50%	37.5%
115%	81.25%	62.5%	43.75%
120% or above	100%	75%	50%

*                    Percentage bonuses will be prorated for net income performance between the above-stated categories.

Fiscal 2008 Stock-Based Long-Term Incentives.   On June 8, 2007, the Compensation Committee approved criteria for the issuance of equity-based awards for fiscal year 2008 and awarded stock options and restricted stock to our executive officers under our 2005 Plan. The target value of awards to our executive officers (currently our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel) is presented below:

Chief Executive Officer	200% of base compensation
Chief Scientific Officer	120% of base compensation
Chief Financial Officer	120% of base compensation
General Counsel	120% of base compensation

Sixty-five percent of the target value was paid in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 35% of the target value was paid in restricted stock (based on the market price of the Company’s stock on the date of grant).

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code prohibits Immucor from deducting, for federal income tax purposes, certain compensation in excess of $1 million per year paid to certain persons named in the Summary Compensation Table unless the compensation meets particular criteria. One criterion is that the compensation be paid only upon the achievement of objective, pre-established performance goals and in accordance with certain procedural requirements. The Committee and management believe that Immucor meets all requirements for deductibility of executive compensation for the awards issued under the Immucor Inc. 2005 Long-term Incentive Plan.

REPORT OF THE COMPENSATION COMMITTEE

(The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.)

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2007 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

Joseph E. Rosen, Chair
Roswell S. Bowers
Hiroshi Hoketsu
Michael Goldman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, no executive officer of the Company served either as: (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; (2) a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Michael S. Goldman joined the Company’s Board of Directors effective May 15, 2006. Mr. Goldman is a Managing Director and founding principal of TM Capital Corp., a New York and Atlanta based investment bank which has represented us in a number of financial transactions. We paid TM Capital Corp. fees totaling $120,000 in fiscal year 2007 for services rendered.

Effective March 1, 2007, we entered into a Consulting Agreement with Edward Gallup, our former Chairman and CEO, whereby Mr. Gallup will assist us as requested with maintaining relations with our shareholders and provide such other services as may be agreed to in writing by Mr. Gallup and us. The Agreement requires Mr. Gallup to be available to the Company on a part-time basis. The initial term of the Agreement is through February 29, 2008, and the Agreement will continue thereafter unless sooner terminated by death, for cause or at the election of Mr. Gallup or the Company upon 30 days prior written notice. The Agreement provides for Mr. Gallup to be paid at the rate of $275,000 a year. Additionally, we will reimburse Mr. Gallup for all travel, entertainment and other reasonable and necessary expenses incurred by him in the performance of the Consulting Services, provided that all such expenses in excess of $5,000 will be agreed to in advance by us. We paid Mr. Gallup fees totaling $68,750 in fiscal year 2007 for services rendered.

Prior to his joining the Company in April 2007, Mr. Moïse was a partner at the law firm of Sutherland Asbill & Brennan LLP. to which we paid fees of $939,920 in fiscal 2007.

The Audit Committee of the Company’s Board of Directors monitors the occurrence of related party transactions in connection with its general responsibility to oversee the adequacy and effectiveness of the Company’s accounting, financial controls and internal controls over financial reporting, including the Company’s systems to monitor and manage business risk and legal and ethical compliance programs. The Committee relies principally on the Company’s management to identify transactions that may need to be reported in the Company’s SEC filings, including this proxy statement. Any such transactions identified are considered not later than the Audit Committee’s next regularly-scheduled meeting, at which meeting the Audit Committee will determine what, if any, action may be warranted. The Audit Committee’s responsibilities are generally stated in its Charter, although its practices concerning potentially-reportable transactions are not specifically stated in the Charter.

The Company’s Code of Conduct requires that employees avoid conflicts of interest, which are defined broadly to include transactions between the Company and the employee, a family member or an affiliated company. Any conflict of interest is required to be brought to the immediate attention of the Company’s General Counsel. A violation of the Code of Conduct may result in disciplinary action up to and including dismissal.

The Company’s Corporate Governance and Nominating Committee also considers potentially-reportable transactions in connection with its determination of whether the Company’s directors meet applicable SEC and Nasdaq independence standards. Its duty to make those determinations is stated in its Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton LLP (“Grant Thornton”), the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments on the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with Grant Thornton their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and has considered whether Grant Thornton’s provision of non-audit services to the Company is compatible with maintaining their independence.

The Audit Committee discussed with the Company’s internal audit representatives and Grant Thornton the overall scope and plans for their respective audits. The Audit Committee met with the internal audit representatives and Grant Thornton, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007 for filing with the Securities and Exchange Commission.

Roswell S. Bowers, Chair
Dr. Jack Goldstein
John A. Harris
Joseph E. Rosen

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 1, 2005, the Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2006. Also on December 1, 2005, the Audit Committee dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm.

Grant Thornton acted as the Company’s independent registered public accounting firm for the fiscal year ended May 31, 2007. Representatives of Grant Thornton are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company has not yet selected anyone to act as the Company’s independent registered public accounting firm for its fiscal year ending May 31, 2008 because such engagement generally does not occur until later in the Company’s fiscal year.

Ernst & Young’s audit reports on the Company’s consolidated financial statements for the fiscal years ended May 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s fiscal years ended May 31, 2005 and 2004 and through the date of this proxy statement, there were no disagreements between the Company and Ernst & Young on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with Ernst & Young’s report on the Company’s consolidated financial statements for the relevant year. Except as noted in the following sentence, during the Company’s fiscal years ended May 31, 2005 and 2004 and through December 1, 2005, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K). As described more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005, Ernst & Young’s report on the Company’s internal control over financial reporting indicated that the Company did not maintain effective internal control over financial reporting because of the effect of the following material weaknesses identified in management’s assessment of internal control over financial reporting:

•       As of May 31, 2005, material weaknesses existed related to ineffective controls over the Company’s revenue recognition and billing processes resulting from: the lack of controls over the review of all arrangement documentation in order to properly record revenue, the lack of controls over ensuring that all arrangement terms and conditions are known for proper revenue recognition evaluation, and the lack of personnel with sufficient skills and experience to properly record revenue from multi element arrangements. As a result of these control deficiencies, management recorded material adjustments to the revenue, accounts receivable and deferred revenue accounts during the fiscal year ended May 31, 2005. These control deficiencies could result in misstatements of revenue, accounts receivable and deferred revenue balances that would result in a material misstatement of the annual or interim consolidated financial statements that would not be prevented or detected.

•       As of May 31, 2005, material weaknesses existed related to the Company’s financial statement close process resulting from: the lack of adequate processes, controls, review and approval procedures to ensure that financial statements and disclosures generated for external purposes are prepared in accordance with U.S. generally accepted accounting principles, the lack of personnel with sufficient skills and experience to properly analyze certain technical accounting issues in accordance with U.S. generally accepted accounting principles, and the lack of adequate policies and procedures in certain international locations with respect to preparing journal entries and reconciling certain significant accounts. As a result of these control deficiencies, management recorded material adjustments to the financial statements during the fiscal year ended May 31, 2005. These control deficiencies related to the financial statement close process affect all of the Company’s significant accounts. These control deficiencies could result in a material misstatement of the annual or interim consolidated financial statements that would not be prevented or detected.

The Audit Committee has discussed with Ernst & Young the subject matter of the material weaknesses described above. The Company has authorized Ernst & Young to fully respond to any inquiries of the Company’s newly appointed independent registered public accounting firm, including inquiries regarding the material weaknesses described above.

Audit Fees

Fees for audit services billed by Grant Thornton totaled approximately $1,686,545 and $1,763,918 for the fiscal years ended May 31, 2007 and 2006, respectively. Audit fees for the fiscal year ended May 31, 2006 excludes $142,376 billed by Ernst & Young for the review of Form 10-Q for the fiscal 2006 first quarter. The fees for audit services included fees associated with the annual audit, the Sarbanes-Oxley 404 Section attestation, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, and other SEC filings and audit consultations.

Audit-Related Fees

Fees for audit-related services billed by Grant Thornton totaled approximately $119,228 and $47,589 during the fiscal years ended May 31, 2007 and 2006, respectively. Audit-related services principally represent fees for employee benefit plan audits. The fees for fiscal year ended May 31, 2007, also include approximately $73,218 billed by Grant Thornton for a due diligence exercise pertaining to a possible acquisition carried out by them. These fees were pre-approved by the Audit Committee.

Tax Fees

During fiscal 2007 and fiscal 2006, there were no fees billed to us for professional services rendered by Grant Thornton or Ernst and Young for tax compliance, tax advice and tax planning.

All Other Fees

Fees for all other services not included above totaled approximately $201,513 billed by Ernst & Young during the fiscal year ended May 31, 2006; $185,013 of this amount was billed for assistance provided in connection with an internal investigation of the Company’s Italian subsidiary and $16,500 for assistance provided for SEC filings and accounting issues. The Audit Committee considered whether the provision of these non-audit services by Ernst & Young was compatible with maintaining the independence of Ernst & Young and concluded that such independence has been maintained.

During fiscal 2007 and fiscal 2006, there were no fees billed to us for professional services rendered by Grant Thornton for other products or services.

Policy for Pre-Approval of Independent Registered Public Accounting Firm

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•       In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•       The approval of the Chair of the Audit Committee is obtained prior to the retention; and

•       The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under applicable rules of the SEC and Nasdaq Stock Market.

During fiscal 2007 and 2006, all of the services provided by Grant Thornton and Ernst and Young for the services described above under the headings “Audit-Related Fees” and “All Other Fees” were pre-approved using the above procedures, and none were provided pursuant to any waiver of the pre-approval requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission (“SEC”) thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended May 31, 2007, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of the Company’s Common Stock were met, except that (i) Mr. John Harris was late by a day in filing Form 4 for a transaction in which he exercised options to acquire and simultaneously sell 1,250 shares, and (ii) Mr. Lanson was late by 13 days in filing Form 4 for a transaction in which he exercised options to acquire and simultaneously sell shares aggregating to 46,405 shares.

SHAREHOLDER PROPOSALS

Immucor’s shareholders may submit proposals that they believe should be voted on at the annual meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in Immucor’s 2008 proxy statement. Immucor must receive all such submissions no later than May 23, 2008. Alternatively, under Immucor’s Bylaws, if a shareholder does not wish to include a proposal or a nomination for the 2008 annual shareholders’ meeting in Immucor’s proxy statement, the shareholder may submit the proposal or nomination not less than 60 days prior to the date that corresponds to the date of the Company’s proxy materials for the 2007 annual meeting. For Immucor’s 2008 annual meeting, Immucor must receive such proposals and nominations no later than July 22, 2008.

Management proxies appointed in the enclosed Proxy will be allowed to use their discretionary voting authority with respect to any proposal intended to be presented by a shareholder at the 2007 annual meeting for which the shareholder did not timely seek inclusion in this Proxy Statement by May 21, 2007 or which was not received by the Company under the above Bylaws provision by July 20, 2007.

Shareholders of the Company may submit candidates for nomination to the Board of Directors to the Company’s Corporate Governance and Nominating Committee. See “Board Meetings and Committees” under “Corporate Governance” above for the procedures for submitting such candidates.

Shareholders wishing to communicate with the Company’s Board of Directors or any members or committees thereof should follow the procedures described in “Shareholder Communications with the Board” under “Corporate Governance” above.

MISCELLANEOUS

The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service.

The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended May 31, 2007, including financial statements and schedules thereto, to any holder of record or beneficial owner of its Common Stock as of the close of business on September 7, 2007, who requests a copy of such report. Any request for the Form 10-K should be made in writing and addressed to: Philip H. Moïse, Vice President, General Counsel and Secretary, Immucor, Inc., 3130 Gateway Drive, P.O. Box 5625, Norcross, GA 30091-5625.

By Order of the Board of Directors
/s/ PHILIP H. MOISE
PHILIP H. MOISE
Secretary
September 20, 2007

Appendix A

REVOCABLE PROXY

Annual Meeting of Shareholders of Immucor, Inc. to be held November 15, 2007

The undersigned shareholder(s) of Immucor, Inc. (the “Company”) hereby appoints, constitutes and nominates Dr. Gioacchino De Chirico and Ralph A. Eatz, and each of them, the attorney, agent and proxy of the undersigned, with individual power of substitution, as proxies to appear and vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, November 15, 2007, at 1:30 p.m., local time, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia 30092, and any and all adjournments thereof (the “Meeting”), as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.  ELECTION OF DIRECTORS. To elect the following eight people as directors as follows: Roswell S. Bowers, Dr. Gioacchino De Chirico, Ralph A. Eatz, Michael S. Goldman, Dr. Jack Goldstein, John A. Harris, Hiroshi Hoketsu and Joseph E. Rosen to serve until the next annual meeting and until their successors are duly elected and qualified.

☐ For All Nominees	☐ For All Except	☐ Withhold For All Nominees

(Instructions:  To withhold authority to vote for any nominee, mark the “For All Except” box and strike a line through the nominee’s name in the list provided above.  Any proxy card executed in such a manner as to not withhold authority to vote for the election of any nominee shall be deemed to grant authority to vote “For” such nominee.)

2.  In their discretion, upon such other matters as may properly come before the Meeting, including any adjournments thereof.

☐ For	☐ Against	☐ Abstain

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE DIRECTORS PRESENT AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS USE.   Should the undersigned be present and elect to vote at the Meeting, including any adjournment thereof, after notification by the undersigned at the Meeting to the Secretary of the Company of the undersigned’s decision to revoke this proxy, then the power of said attorneys and proxies shall be deemed revoked and of no further force or effect. This proxy may also be revoked by the undersigned sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the undersigned submitting a properly completed proxy that is later dated, so long as such a notice or later-dated proxy is received by the Secretary of the Company prior to a vote being taken on a particular proposal at the Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the Meeting and a proxy statement dated September 20, 2007.

Dated: _______________, 2007	☐ Check Box if You Plan
to Attend Meeting

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this card. When joint tenants hold shares, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.